Exhibit 10.1

_________, 2025
____________
151 S. El Camino Drive
Beverly Hills, CA 90212

    Re:    Grant of Carried Interest Award(s)

Dear ___________:

In connection with your employment with Kennedy-Wilson, Inc., a Delaware corporation (the “Company”), Kennedy-Wilson Holdings, Inc. (“Holdings”) is pleased to offer you the opportunity to receive one or more grants of Carried Interest Awards (as defined below), pursuant to the terms and conditions set forth in this letter agreement (this “Agreement”). The purpose of each Carried Interest Award is to incentivize and reward you for your contributions to the long-term financial success and growth of Holdings, the Company and their affiliates (including the Fund/Venture (as defined below) to which such Carried Interest Award relates).

1.    Grant of Carried Interest Award(s).

(a)    General. Effective as of the applicable grant date specified on Exhibit A attached hereto (each, a “Grant Date”), Holdings hereby grants to you the Carried Interest Award(s) set forth on Exhibit A attached hereto, as may be updated by Holdings to reflect additional grants from time to time, as determined by Holdings in its sole discretion. Each Carried Interest Award, to the extent such Carried Interest Award becomes vested in accordance with Section 2 below, shall entitle you to payment in accordance with, and subject to the terms and conditions of, Section 3 below.

(b)    Definition of Carried Interest Award. For purposes of this Agreement, “Carried Interest Award” means a right to receive, subject to the terms and conditions of this Agreement, a percentage of the performance and/or carried interests (each, a “Carried Interest”) actually paid to Holdings and/or its subsidiaries by a designated fund and/or joint venture of Holdings or its subsidiaries (each, a “Fund/Venture”), as designated for each such right by the percentage (each, a “Designated Percentage”), Grant Date, Fund/Venture and (if applicable) group (each, a “Group”) set forth on Exhibit A attached hereto (as such exhibit may be updated from time to time to reflect any additional grant(s) of Carried Interest Awards, as determined by Holdings in its sole discretion). Exhibit A also sets forth the properties, if any (each, a “Property”), of each Fund/Venture (each Fund/Venture with more than one Property set forth on Exhibit A is referred to as a “Multi-Property Fund/Venture”). The classification of any Multi-Property Fund/Venture or Group shall be at the Company’s sole discretion and such classification shall be set forth in Exhibit A. For clarity, no Multi-Property Fund/Venture will be part of a Group. For the avoidance of doubt, the performance and/or carried interest used to calculate such Carried Interest shall not include any amount (i) contributed by Holdings and/or its subsidiaries to such performance and/or carried interest pursuant to the distribution mechanisms set forth in the applicable partnership or joint venture agreement or (ii) attributed to Holdings and/or its subsidiaries based on such entity’s equity ownership in the applicable Fund/Venture.

2.    Vesting.
(a)    Time-Vesting. Sixty percent (60%) of each Carried Interest Award (the “Time-Vest Tranche”) will vest in four cumulative equal installments, each representing fifteen percent (15%) of

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Exhibit 10.1
the Carried Interest Award, on each of the first four (4) anniversaries of the applicable vesting commencement date set forth in Exhibit A attached hereto (each, a “Vesting Commencement Date”) for such Carried Interest Award set forth on Exhibit A, subject to and conditioned upon your continued employment with the Company or its affiliates through each applicable vesting date; provided, however, that if a Liquidity Event (as defined below) occurs prior to the full vesting of the Time-Vest Tranche of such Carried Interest Award and you remain in continued employment with the Company or its affiliates through the date of such Liquidity Event, the Time-Vest Tranche of such Carried Interest Award will vest in full (to the extent then-unvested) upon the consummation of such Liquidity Event.
(b)    Liquidity-Vesting. The remaining forty percent (40%) of each Carried Interest Award will vest upon the earliest to occur of (the earliest such event, a “Liquidity Event”) (i) the completion of an Appraisal (as defined below) of the applicable Fund/Venture that results in the receipt of a Carried Interest in cash by Holdings and/or its subsidiaries, (ii) the closing of the applicable Fund/Venture to which such Carried Interest Award relates that results in the receipt of a Carried Interest in cash by Holdings and/or its subsidiaries, (iii) the consummation of an acquisition of at least fifty percent (50%) of the voting power of the applicable Fund/Venture by an entity unaffiliated with Holdings by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger, consolidation or sale of equity) that results in the receipt of a Carried Interest in cash by Holdings and/or its subsidiaries, or (iv) the consummation of a sale of all or substantially all of the assets of the applicable Fund/Venture that results in the receipt of a Carried Interest in cash by Holdings and/or its subsidiaries (each of (ii), (iii) and (iv), a “Closing/Sale”), in each case, subject to and conditioned upon your continued employment with the Company or its affiliates through the occurrence or consummation of such Liquidity Event. For purposes hereof, “Appraisal” means, with respect to any Fund/Venture, the process (as outlined in the applicable Fund/Venture operating or similar agreement), if any, by which a third-party appraiser determines the value of a property or properties for the specific purpose of determining the amount of Carried Interest that would be realized upon a hypothetical Closing/Sale of such Fund/Venture on a particular crystallisation date.
3.    Payment.
(a)    General. Subject to Section 3(b) below, upon or within sixty (60) days following the date on which any Carried Interest is paid to Holdings and/or its subsidiaries by a Fund/Venture, you will be entitled to receive, with respect to the Carried Interest Award related to such Fund/Venture, an amount in cash equal to (i) the then-vested percentage of such Carried Interest Award, multiplied by (ii) the Designated Percentage of such Carried Interest Award (as set forth on Exhibit A), multiplied by (iii) the aggregate amount of such Carried Interest paid to Holdings and/or its subsidiaries by the applicable Fund/Venture, multiplied by (iv) (x) if the applicable Fund/Venture is part of a specified Group or is a Multi-Property Fund/Venture, fifty percent (50%) (such percentage, the “Pro-Rata Percentage”), and (y) if the applicable Fund/Venture is not part of a specified Group and is not a Multi-Property Fund/Venture, one hundred percent (100%).
(b)    Final Liquidity Event. Notwithstanding the foregoing, with respect to the last Fund/Venture within a specified Group (as set forth on Exhibit A) to undergo a Liquidity Event or, if a Fund/Venture is a Multi-Property Fund/Venture, with respect to the occurrence of a Liquidity Event with respect to such Multi-Property Fund/Venture (in either case, such Liquidity Event, the “Final Liquidity Event”), if such Final Liquidity Event results in the receipt by Holdings and/or its subsidiaries of a Carried Interest and you are entitled to a payment under Section 3(a) above in connection with such Final Liquidity Event, then the cash amount payable to you in accordance with the terms of Section 3(a) in connection with such Final Liquidity Event shall equal (in lieu of the amount that would be calculated

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Exhibit 10.1
pursuant to the formula set forth in Section 3(a)) an amount determined by multiplying (i) the then-vested percentage of such Carried Interest Award, by (ii) the Final Percentage (as defined below) of such Carried Interest Award, multiplied by (iii) the aggregate amount of such Carried Interest paid to Holdings and/or its subsidiaries by the applicable Fund/Venture. For clarity, this Section 3(b) will not apply to any Fund/Venture that is not (x) part of a Group or (y) a Multi-Property Fund/Venture.
(c)    Definition of Final Percentage. For purposes hereof, “Final Percentage” shall mean, with respect to any Carried Interest Award related to a Fund/Venture, the percentage (which shall in no event be less than zero) obtained by dividing (i) the excess of (x) (A) either (I) if the Fund/Venture is part of a Group, (a) the sum of the Designated Percentages of all Carried Interest Awards within the applicable Fund/Venture’s Group divided by (b) the number of Fund/Ventures within such Group or (II) if the Fund/Venture is a Multi-Property Fund/Venture, the Designated Percentage of the Carried Interest Award relating thereto, multiplied by (B) the net amount of the aggregate Carried Interests paid to Holdings and/or its subsidiaries in respect of (I) if the Fund/Venture is part of a Group, the applicable Fund/Venture’s Group or (II) if the Fund/Venture is a Multi-Property Fund/Venture, such Multi-Property Fund/Venture (i.e., the actual amount paid to Holdings and/or its subsidiaries less any such amounts repaid or required to be repaid by Holdings and/or its subsidiaries by way of a clawback provision or otherwise) (taking into account any amounts payable in connection with the Final Liquidity Event), over (y) the aggregate amounts previously paid to you under this Agreement in respect of (A) if the Fund/Venture is part of a Group, the applicable Fund/Venture’s Group or (B) if the Fund/Venture is a Multi-Property Fund/Venture, such Multi-Property Fund/Venture, by (ii) the actual amount of the Carried Interest payable to Holdings and/or its subsidiaries with respect to such Carried Interest Award in connection with the Final Liquidity Event. For clarity, if the Final Percentage equals or is less than zero, no payment shall be made to you in connection with such Final Liquidity Event.
4.    Termination; Forfeiture.

    (a)    General. Upon a termination of your employment with the Company and its affiliates for any reason (the date of any such termination, the “Termination Date”), each unvested Carried Interest Award (or portion thereof) then held by you shall automatically and without further action be cancelled and forfeited, and you shall have no further right or interest in or with respect to such forfeited Carried Interest Award (or portion thereof). Except as otherwise provided under Section 4(b) below, upon termination of your employment with the Company and its affiliates, you will retain any then-vested Carried Interest Award (or portion thereof) and you will remain entitled to receive payments in respect of such vested Carried Interest Award (or portion thereof) in accordance with Section 3 of this Agreement. No portion of a Carried Interest Award which is unvested as of the Termination Date shall thereafter become vested.

(b)    Termination for Cause. Without limiting Section 4(a) above, except as otherwise determined by the Administrator (as defined below) in its sole discretion, upon a termination of your employment with the Company and its affiliates by the Company or an affiliate thereof for Cause (as defined in Holdings’ Second Amended and Restated 2009 Equity Participation Plan, as amended and/or restated from time to time), each then-vested Carried Interest Award (or portion thereof) shall automatically and without further action be cancelled and forfeited, and you shall have no further right or interest in or with respect to such forfeited Carried Interest Award (or portion thereof).

    (c)    Termination in Connection with Liquidity Event. In the event that a Liquidity Event is consummated with respect to a Fund/Venture, the Carried Interest Award related to such Fund/Venture, whether vested or unvested, shall automatically and without further action be cancelled and

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Exhibit 10.1
forfeited, effective (i) if the Liquidity Event results in the receipt by Holdings and/or its subsidiaries of a Carried Interest, immediately following your receipt of the payment due to you with respect to such Carried Interest under Section 3 above (for clarity, such Carried Interest Award shall terminate as provided in this clause (i) whether or not Holdings and/or its affiliates continue to maintain an ownership interest in the applicable Fund/Venture), or (ii) if the Liquidity Event does not result in the receipt by Holdings and/or its subsidiaries of any Carried Interest, immediately following the consummation of such Liquidity Event. You shall have no further right or interest in or with respect to such forfeited Carried Interest Award (or portion thereof).
5.    Discretionary Bonuses. If, with respect to any payment upon a Final Liquidity Event pursuant to Section 3(a) above, the actual amount paid to you is less than the aggregate amount that would have been paid to you under Section 3 above in respect of the applicable Group or Multi-Property Fund/Venture, as applicable, to which such Final Liquidity Event relates (taking into account the amount that would have been paid on the Final Liquidity Event) had the Pro-Rata Percentage for all payments made under Section 3(a) above prior to the Final Liquidity Event equaled one hundred percent (100%) (including, for clarity, if the actual amount paid to you upon a Final Liquidity Event is zero), then Holdings and/or the Company may, in their sole discretion, pay you a cash bonus (a “Discretionary Bonus”) in an amount determined by Holdings or the Company in its sole discretion. Any such Discretionary Bonus will be paid to you at such time(s) and subject to such condition(s) as may be determined by Holdings or the Company in its sole discretion. For clarity, neither Holdings nor the Company shall be required to pay any Discretionary Bonus to you (or to pay any such Discretionary Bonus in any particular amount or at any particular time), and you shall not have any right to receive any Discretionary Bonus hereunder.

6.    No Tax Advice. None of Holdings, the Company or any of their affiliates is making any warranties or representations to you with respect to the income tax consequences of the grant or payment of any Carried Interest Award or Discretionary Bonus and you are in no manner relying on Holdings, the Company, their affiliates or any of their respective representatives for an assessment of such tax consequences. You are hereby advised to consult with your own tax advisor with respect to any tax consequences associated with the Carried Interest Award(s) and any Discretionary Bonus(es).

7.    Section 409A.

    (a)    The Carried Interest Awards and any Discretionary Bonus shall be interpreted and administered in all respects in accordance with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended and the Treasury Regulations and other interpretive guidance promulgated thereunder (collectively, “Section 409A”). Notwithstanding any provision of this Agreement to the contrary, in the event that Holdings and/or the Company determines that any Carried Interest Award or Discretionary Bonus may be or become subject to Section 409A or any similar state statute, Holdings and/or the Company may take any actions that it determines necessary or appropriate to cause such Carried Interest Award or Discretionary Bonus to comply with Section 409A (and any similar state statute) or an exemption therefrom and thereby avoid any income inclusion requirements and additional taxes thereunder; provided, that in no event shall Holdings, the Company, their affiliates or their respective officers, mangers, directors or representatives (i) have any obligation to take any such corrective action, or (ii) be liable for any taxes, penalties or interest imposed under or by operation of Section 409A.

    (b)    If any Carried Interest Award or Discretionary Bonus provides for the deferral of compensation and is subject to Section 409A, and a termination of your employment with the Company

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Exhibit 10.1
constitutes a payment event with respect to such Carried Interest Award or Discretionary Bonus, such termination of employment must also constitute a “separation from service” with the Company (within the meaning of Section 409A). If any Carried Interest Award or Discretionary Bonus provides for the deferral of compensation and is subject to Section 409A, and a change in control of Holdings or an affiliate thereof constitutes a payment event with respect to such Carried Interest Award or Discretionary Bonus, such change in control must also constitute a “change in control event” (within the meaning of Treasury Regulation Section 1.409A-3(i)(5)). In addition, if you are a “specified employee” within the meaning of Section 409A as of the date of your termination of employment with the Company and Holdings and/or the Company determines that immediate payment of any amounts under this Agreement would cause a violation of Section 409A, then any amounts which are payable under this Agreement upon your “separation from service” within the meaning of Section 409A that: (i) are subject to (and not exempt from) the provisions of Section 409A and (ii) would otherwise be payable during the first six (6)-month period following such separation from service, shall be paid, without interest, on the first business day following the earlier of: (x) the date that is six (6) months and one (1) day following the date of such separation from service; or (y) the date of your death. Any right to a series of payments pursuant to this Agreement is to be treated as a right to a series of separate payments.

8.    Confidentiality. You hereby agree to keep this Agreement and its terms completely confidential, and not to disclose any information concerning this Agreement or its terms to anyone other than your immediate family, legal counsel, or financial advisors, and then only on a need-to-know basis, and, in each case, who will be informed of and bound by this confidentiality clause. You further acknowledge and agree that notwithstanding anything contained herein, your right to receive any amounts payable under this Agreement is subject to and conditioned upon your and your immediate family’s, legal counsel’s and financial advisors’, as applicable, compliance with your and their confidentiality obligations under this Section 7. Notwithstanding anything herein to the contrary, nothing in this Agreement will prohibit you from disclosing any information to the extent that such a prohibition violates the National Labor Relations Act or other applicable law.

9.    Miscellaneous.

    (a)    Withholding. Holdings, the Company and their affiliates shall be entitled to deduct and withhold from any amounts payable under this Agreement all federal, state, local and/or foreign taxes, as Holdings, the Company and/or such affiliate determines to be legally required pursuant to any applicable laws or regulations. In addition, Holdings, the Company and/or their affiliates may require you, as a condition to any payment hereunder, to satisfy any such withholding obligations by tendering a cash payment to Holdings, the Company and/or their affiliates.

    (b)    Administration. The Compensation Committee of the Board of Directors of Holdings (the “Compensation Committee”) or, to the extent that the Compensation Committee delegates all or any of its powers and authorities hereunder to one or more executive officers of Holdings, such executive officer(s) (the Compensation Committee or such executive officer(s), as the case may be, the “Administrator”) shall, in its sole discretion, make all determinations and interpretations with respect to this Agreement, the Carried Interest Award(s) and the amounts payable with respect thereto, including determinations and interpretations with respect to (i) whether a termination of employment has occurred, (ii) the occurrence (or non-occurrence) of any vesting condition or event described herein and/or (iii) the amount payable (if any) with respect to any Carried Interest Award(s) and any Discretionary Bonus(es), which determinations and interpretations shall be final and binding.

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Exhibit 10.1
    (c)    Non-Transferability. You may not assign, sell, pledge, transfer or otherwise dispose of any Carried Interest Award or any right or interest therein (other than by will or the laws of descent and distribution), and any such attempted assignment, sale, pledge, transfer or other disposition shall be null and void and of no effect.

    (d)    No Right to Continued Service. Nothing in this Agreement shall confer upon you any right to serve or continue to serve as an employee of Holdings, the Company or any of their affiliates.

    (e)     No Shareholder Rights. You shall not have any rights or obligations as an equityholder of Holdings, the Company, any Fund/Venture or any affiliate thereof by virtue of this Agreement, any Carried Interest Award or any Discretionary Bonus.

(f)    Entire Agreement; Amendment. This Agreement contains the entire agreement and understanding between the parties with respect to the subject matter contained herein, and supersedes all prior agreements or understandings, whether written or oral, between the parties relating to such subject matter. Holdings may amend this Agreement at any time and from time to time; provided, however, that no amendment of this Agreement that would impair your rights or entitlements with respect to any Carried Interest Award shall be effective without your prior written consent. You acknowledge and agree that nothing contained in this Agreement confers on you any right to any future Carried Interest Award or to any Discretionary Bonus, and that whether Holdings (or the Company, as applicable) grants you a Carried Interest Award or pays you a Discretionary Bonus and the terms and conditions of any such Carried Interest Award or Discretionary Bonus (as applicable) will be determined by Holdings (or the Company, as applicable) in its sole discretion.

(g)    Governing Law. This Agreement shall be construed, interpreted and the rights of the parties determined in accordance with the laws of the State of Delaware without reference to any choice of law provisions thereof that would result in the application of any law other than the laws of the State of Delaware.

(h)    Captions. The titles, captions and headings of the sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

(i)    Counterparts. This Agreement may be executed in any number of counterparts, any of which may be executed and transmitted (without limitation) by facsimile or e-mail, and each of which shall be deemed to be an original, but all of which together shall be deemed to be one and the same instrument.

    The terms and conditions of this Agreement shall be effective upon receipt by Holdings of your signature in the space provided below. Please confirm your acknowledgement and acceptance of terms and conditions set forth in this Agreement by signing in the space indicated below and returning this Agreement to In Ku Lee. Your signature below constitutes your acknowledgment that you have reviewed this Agreement in its entirety, have had an opportunity to obtain the advice of counsel prior to executing this Agreement, fully understand all provisions of this Agreement and agree to accept as final, binding and conclusive all determinations, decisions and interpretations of the Administrator regarding any Carried Interest Award(s), any Discretionary Bonus(es) and this Agreement.

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Exhibit 10.1
    If you have any questions about any of the foregoing, please contact In Ku Lee at (310) 887-6400.

Sincerely,

KENNEDY-WILSON HOLDINGS, INC.

By: ______________________________
Name: In Ku Lee
Title: Executive Vice-President, General Counsel

ACCEPTED, ACKNOWLEDGED
AND AGREED:

_________________________        _________________________
__________________            Date

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